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                                                                    Exhibit 99.1



Wednesday, April 1, 10:00 am Eastern Time
Company Press Release
Source: Mac-Gray Corporation



                             MAC-GRAY CORPORATION
                             --------------------
                               TO ACQUIRE COPICO
                               -----------------

CAMBRIDGE, Mass., April 1 /PRNewswire/ -- Mac-Gray Corporation (NYSE: TUC - news) announced the signing of a definitive agreement to acquire 100 per cent of the outstanding stock of Copico, Inc.

Copico, founded in 1978, is the major provider of card- and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York, and Florida. Copico had revenues of $7.1 million in the fiscal year ended January 1, 1998, its second consecutive year of revenue growth exceeding 20 per cent.

Under the terms of the agreement, Copico is being acquired for approximately $10.95 million in cash, less the assumption of certain debt, and 250,000 shares of Mac-Gray common stock.

Copico provides and services copiers, laser printers, and microform reader-printers for the libraries of colleges, universities and graduate schools. Copico is also the sole provider of reprographics services to the New York public library system as well as other public libraries. Most of the company's equipment is operated by debit cards. The company currently serves more than 250 institutions in New England, New York and Florida, and has operations facilities in New York City, Canton, MA and Miramar, FL.

Mac-Gray, founded in 1927, is one of North America's leading providers of card- and coin-operated laundry services and related amenities to the multi-housing industry, and is the largest provider of such services to the college and university market. Through its MicroFridge/(R)/ division, the company is also the sole provider of MicroFridge products for the academic and government housing markets. Mac-Gray is the industry leader in smart-card operated laundry equipment, which eliminates the need for coins, and thus enhances customer convenience.

Robert W. LaRoche, President of Copico, said: "The merger with Mac-Gray is exciting. Their financial strength, market penetration, and marketing capabilities offer us unlimited opportunities for growth. We have built Copico with an unparalleled reputation for premium service, and joining Mac-Gray is going to dramatically increase our ability to deliver that standard to more customers."

According to Stewart MacDonald, Mac-Gray's Chairman and CEO: "This acquisition is another step in our strategic plan to develop a package of multiple amenities for our customers. Merging the leading provider of vended reprographics in the academic library market with our own significant share of the college and university market is going to work to our customers' and shareholders' benefit. We can now offer a wide array of our customers a superior combination of laundry products and services, reprographics, and MicroFridge products. Three important amenities can now be obtained from one company with a strong reputation for customer service."

The transaction is expected to close in the second quarter.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. The acquisition of Copico is subject to certain closing conditions, including regulatory approvals, which may impact the timing or completion of the acquisition. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the ability of Mac-Gray to successfully integrate Copico's operations into Mac-Gray's operations, the impact of Mac-Gray's growth activities on its operating activities, competition in the reprographics industry, general economic conditions, the availability of equity and debt financing, fluctuations in interest rates and other rates and other risks detailed from time to time in the filings of Mac-Gray Corporation with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Reference is hereby made specifically to "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Important Factors Regarding Future Results" set forth in the Form 10-K for the year ended December 31, 1997, filed by Mac-Gray Corporation with the Securities and Exchange Commission.